Exhibit 99.1

Press Release

THE INTERCEPT GROUP, INC. ANNOUNCES
AGREEMENT TO ACQUIRE HSI COMPUTER OUTPUT SOLUTIONS

NORCROSS, GA (October 1, 2001) - The InterCept Group, Inc., (Nasdaq: ICPT) a leading provider of banking technology products and services for community financial institutions, today announced it has entered into a definitive agreement to acquire the assets of HSI Computer Output Solutions (HSI), and its affiliate, Superior Forms, Ltd. Based in San Antonio, Texas, HSI is a full service provider of computer output solutions including data processing, laser document printing, and automated mailing services. HSI has a strong focus in the financial services industry and also provides products and services to government agencies, utility and telecommunication companies and medical institutions.

John Collins, Chairman and Chief Executive Officer of InterCept, said, "This is an exciting acquisition as it greatly enhances our current statement and document rendering capabilities as well as giving us additional relationships with banks and credit unions."

"HSI was built on the same principles as InterCept and we share their philosophy of building and maintaining long-term relationships through exceptional customer care and the delivery of cost-effective solutions. InterCept's performance and growth fully demonstrate these principles and we are very pleased to be a part of their company," stated George V. Shaw, III, President of HSI.

InterCept believes this transaction will contribute revenues and EBITDA of approximately $3.0 million and $0.8 million in 2001 and $14.0 million and $4.0 million in 2002. Additionally, InterCept believes this transaction will be neutral to earnings per share for the remainder of 2001 and will add $0.02 to 2002 earnings per share.

Conference Call and Webcast Information

InterCept has scheduled a conference call to discuss this transaction at 10:30 AM EST on October 1, 2001. InterCept will also provide an online Web simulcast and rebroadcast of the call.

Live broadcast of the call will be available online at:
http://www.videonewswire.com/INTERCEPT/100101/
----------------------------------------------

To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. The online replay will follow shortly after the call and be available through November 1, 2001.

About InterCept

InterCept is a single-source provider of a broad range of technologies, products and services that work together to meet the technology and operating needs of community financial institutions. InterCept's products and services include core data processing, check processing and imaging, electronic funds transfer, data communications management, and related products and services. For more information about InterCept, go to http://www.intercept.net or 770.248.9600.
                                   ------------------------

About HSI Laser

Founded in 1968, HSI is a full service provider of computer output solutions. Clients nationwide find it cost effective and hassle free to outsource their essential but non-core business operations such as data processing, laser document printing, automated mailing services including postal discounting, record archiving and retrieval. More information about HSI can be found at www.hsilaser.com.
----------------

This release contains statements that constitute forward-looking statements within the meaning of the securities laws. These statements, as well as other statements that may be made by management in the conference call, include all statements regarding our intent, belief or expectations with respect to, among other things: (1) whether we can continue to sustain our current internal growth rate or our total growth rate; (2) whether we can successfully integrate recent acquisitions of assets and businesses and other operations we may acquire; (3) trends affecting our operations, financial condition and business; (4) our growth and operating strategies; (5) our ability to achieve our sales objectives; and (6) the continued and future acceptance of and demand for our products and services by our customers. These forward-looking statements are not guarantees of future performance, and actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks related to our ability to achieve, manage or maintain growth and execute our business strategy successfully; the integration of acquired assets and businesses; our ability to sell our products and services to financial institution customers; our dependence on developing, testing and implementing enhanced and new products and services; any additional funding that we may provide Netzee; our ability to respond to competition; the volatility associated with "small-cap" companies; and various other factors discussed in detail in our filings with the SEC, including the "Risk Factors" section in our Registration Statement on Form S-3 (Registration No. 333-64834) as filed with the Securities and Exchange Commission on July 10, 2001, as amended.